                                                                     EXHIBIT 99

                               BANCORPSOUTH, INC.
                              DIRECTOR STOCK PLAN,

                            AS AMENDED AND RESTATED

         WHEREAS, BancorpSouth, Inc. (the "Company") established the BancorpSouth, Inc. Director Stock Plan (the "Plan") effective February 14, 1998 to provide for payment of all or a portion of a director's compensation in the form of common stock of the Company;

         WHEREAS, the New York Stock Exchange (the "NYSE") recently adopted rules that impose additional requirements on certain equity compensation plans; and

         WHEREAS, in order to comply with the new NYSE rules, the Company desires to amend and restate the Plan to (i) fix the number of shares of Company stock that may be issued under the Plan, and (ii) limit the term of the Plan to no more than ten years from the date of shareholder approval;

         NOW, THEREFORE, the Company hereby amends and restates the Plan as of January 28, 2004, effective as of the approval at the 2004 annual meeting of shareholders on April 28, 2004, as follows:

         1. PURPOSE OF PLAN. The Company and BancorpSouth Bank, a wholly-owned subsidiary of the Company (the "Bank"), established the Deferred Directors' Fee Unfunded Plan of BancorpSouth, Inc. (the "Fee Deferral Plan") on November 25, 1980, and amended and restated the Fee Deferral Plan effective July 1, 1994, through which a director of the Company or the Bank may elect to defer the receipt of cash compensation payable as consideration for service as a director. The Company has established this Plan to provide for payment of a director's compensation in the form of common stock, $2.50 par value per share ("Common Stock"), of the Company, in order to more closely align the interests of the directors with those of the shareholders of the Company. However, directors may elect to receive up to 50% of their director compensation in cash pursuant to Paragraph 4.

         2. PARTICIPATION. Each member of the board of directors of the Company (the "Company Board") who is not also an officer or employee of the Company (each such person, a "Company Director"), and each member of the board of directors of the Bank (the "Bank Board") who is not also an officer or employee of the Bank (each such person, a "Bank Director"), shall be eligible to participate in the Plan during the period in which they serve in such position (collectively, a "Director").

         3. AUTOMATIC GRANT. All fees payable to Company Directors and Bank Directors shall be paid pursuant to the terms of this Paragraph; provided, however, the receipt of any cash amounts elected hereunder may be deferred at the election of the Directors pursuant to the terms of the Fee Deferral Plan, as provided in Paragraph 4.

         (a) During the term of this Plan, 50% of the Company Director Fee and the Bank Director Fee (each as defined below) payable from time to time to each Company Director and Bank Director for attendance at a meeting of the Company Board, the Bank Board, and committees thereof, shall be payable in shares of Common Stock as determined by reference to the price of the Common Stock on the New York Stock Exchange (or the exchange on which the Common Stock is generally traded at that time) with respect to the period for which the price of the Common Stock is being determined.

         (b) For purposes of this Plan, "Company Director Fee" means the amount of director fees determined by the Company Board or the Nominating Committee, as appropriate, to be payable to each Company Director for attendance at a meeting of the Company Board and committee thereof. For purposes of this Plan, "Bank Director Fee" means the amount of director fees determined by the Bank or the Nominating Committee, as appropriate, to be payable to each Bank Director for attendance at a meeting of the Bank Board and committee thereof.

         4. STOCK OR CASH ELECTION. The remainder of the Company Director Fee and the Bank Director Fee that is not paid pursuant to Paragraph 3 shall be paid in the form of Common Stock in the same manner described in Paragraph 3 or, if elected by the Director, in the form of cash.

         (a) With respect to the portion of the Company Director Fee and the Bank Director Fee that the Director elects to receive in the form of cash, the Director may elect to defer the receipt of such payment pursuant to the terms of the Fee Deferral Plan.

         (b) If a Director does not execute a written election to receive payment of the Company Director Fee and/or the Bank Director Fee in cash and in the manner specified by the Company, the Director will receive full payment of the same in the form of Common Stock.

         5. SHARE ACCOUNTING AND STOCK ISSUANCE. Shares of Common Stock that are payable pursuant to Paragraphs 3 and 4 shall be issued subject to the terms and conditions of the Plan through the Company's transfer agent in the name of the applicable Company Director or Bank Director after the date of each respective meeting in accordance with the administrative scheme that the Company shall establish for issuance of shares. Pending such issuance, shares earned hereunder shall be credited to a bookkeeping account ("Account") that is maintained by the Company (or its agents). At the time of issuance, whole shares of Common Stock will be delivered to Company Director or Bank Director and subtracted from the Account. Any fractional shares remaining in the Account shall be accumulated with future Account credits. The fair market value of any fractional shares remaining in the Account at the time a person is no longer a Company Director or Bank Director shall be paid in cash as determined by reference to the price of the Common Stock on the New York Stock Exchange (or the exchange on which the Common Stock is generally traded at that time) on the date for which fair market value is being determined.

         6. SOURCE OF STOCK. Shares of Common Stock issued under the Plan may be authorized and unissued shares, including those acquired in the open market or otherwise pursuant to a common stock repurchase program of the Company.

         7. MAXIMUM NUMBER OF SHARES. The maximum aggregate number of shares of Common Stock that may be issued pursuant to this Plan is 500,000 shares. This maximum number of shares of Common Stock shall be adjusted in accordance with
(a) the Company effecting one or more stock dividends, stock splits, reverse stock splits, subdivisions, consolidations or other similar events, (b) the Company engaging in a corporate merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation; or (c) the Company otherwise reclassifying the total number of shares outstanding such that there are a greater or smaller number of shares outstanding. Such an adjustment will be effectuated in the sole and absolute discretion of the Board of Directors of the Company.

         8. ADMINISTRATION OF THE PLAN. This Plan shall be administered by the Executive Compensation and Stock Incentive Committee of the Company's Board of Directors, or in the absence of appointment of such committee, by the Company's Board of Directors.

         9. SECURITIES LAWS MATTERS. The shares of Common Stock to be issued under this Plan may, or may not, be in the sole discretion of the Company, registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), or the securities act of any state. If such shares have not been so registered, no disposition of the shares may be made in the absence of an effective registration statement under the Act and compliance with applicable state securities laws or an opinion of counsel satisfactory to the Company to the effect that such disposition is in compliance with the Act and applicable state securities laws. The Company's obligation to deliver shares of Common Stock under the Plan shall be at all times subject to all approvals of any governmental authorities required in connection with the authorization, issuance, offer, sale or delivery of such stock and compliance with applicable state and federal securities laws.

         In order to comply with the requirements for an exemption under Rule 16b-3, promulgated under the Securities and Exchange Act of 1934, the Common Stock obtained under this Plan may not be disposed of for a period of six months after it is transferred to a Director pursuant to the terms of this Plan. Furthermore, all dispositions of Common Stock acquired hereunder shall be subject to the restrictions set forth in the Company's insider trading policy as it is adopted from time to time.

         10. EFFECTIVE DATE AND TERM OF THE PLAN. The Plan was previously adopted by the Company Board effective February 14, 1998. The Plan is hereby amended and restated as of January 28, 2004; however, the Plan, as amended and restated, will only become effective if approved by the Company's shareholders, as required by law, at the 2004 annual meeting of shareholders on April 28, 2004. This Plan shall continue until April 27, 2014, unless it is terminated earlier by the Company Board. The Company Board may amend or terminate this Plan at any time; provided, however, that any such amendment or termination shall not affect the rights of a Company Director or Bank Director with respect to Common Stock theretofore payable under the Plan.

         11. MISCELLANEOUS. Any headings or subheadings in this Plan are inserted for convenience of reference only and are to be disregarded in the construction of any provisions hereof. This Plan shall be construed in accordance with the laws of the State of Mississippi, without regard to the principles of conflicts of law thereof, to the extent federal law does not supersede and preempt such law.

         IN WITNESS WHEREOF, the undersigned has executed this amended and restated Plan pursuant to authorization of the Board of Directors of the Company on this 28th day of January, 2004.


                                    BANCORPSOUTH, INC.

                                    By:  /s/ Aubrey B. Patterson
                                        ----------------------------------------
                                        Aubrey B. Patterson
                                        Chairman and Chief Executive Officer